November 29, 2011

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Third Quarter Dividend Declared at 4.00%

Your Board of Directors approved a regular quarterly cash dividend at an annualized rate of
4.00 percent on November 17, 2011. The dollar amount of the third quarter dividend was approximately $47.2 million. The dividend – based on stock held during the period from
July 1, 2011, through September 30, 2011 – was paid to shareholders on November 18, 2011.

Earnings for the quarter were affected by lower margins on FHLBNY advances and certain investments, as well as unrealized losses on derivatives, hedging activities, and debt held at fair value. After the dividend payment, unrestricted retained earnings as of September 30, 2011, stand at approximately $653 million, which exceeds all internal and external requirements. We will continue to maintain retained earnings at calibrated levels to help ensure future regulatory compliance and provide additional protection for the capital investment of our stockholders.

Advances Averaged $69.2 Billion in October

In October, average advances remained steady, declining $98,343 to $69.2 billion, as our members continue to experience lower loan demand. However, as of October 31, 2011, our advances stood at $69.9 billion, an increase of $842 million from the end of September.

As an advances bank, we maintain our focus on providing our membership with liquidity when you need it. As a result, we have been able to continue to provide you, our members, with a strong dividend, something in which we take great pride.

FHLBNY Completes 2011 Board Election Cycle

On November 17, the FHLBNY announced our 2011 election results for four positions on the FHLBNY’s Board of Directors whose terms will each commence on January 1, 2012:

•	Joseph J. Melone and Rev. DeForest B. Soaries were re-elected by the FHLBNY’s eligible members on November 14, 2011, to serve as Independent Directors.

•	Also on November 14, John R. Buran was re-elected and Thomas L. Hoy was elected by the FHLBNY’s eligible New York State members to serve as Member Directors representing New York.

As previously announced, no Member Director seats representing either New Jersey or Puerto Rico and the U.S. Virgin Islands members were up for election.

I would like to thank our members for participating in this year’s Director election process. Your participation helps ensure sound representation on our Board of Directors for the mutual benefit of the Bank and all the stockholders it serves.

Our talented and committed employees and our knowledgeable and active Board are vital to our ability to continue to perform well. Our Board is comprised of leaders who drive economic growth and development in their communities. And with their support, the FHLBNY continues to provide a consistent, reliable source of funding to help meet the housing and job growth needs of those communities.

This has certainly been a busy year, but I hope each of you was able to take some time off to enjoy the Thanksgiving holiday with family and friends. At the Home Loan Bank, we remain thankful for our members, our employees, and our Directors, all of whom work together to keep the Home Loan Bank, and the Home Loan Bank System, strong.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.